Prospectus Supplement (to Prospectus dated July 5, 2005)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-125725

Playboy Enterprises, Inc.

3.00% Convertible Senior Subordinated Notes due 2025 and Shares of Class B Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement supplements the prospectus dated July 5, 2005, as supplemented by the prospectus supplement dated July 11, 2005, relating to the resale by certain of our securityholders of up to $115,000,000 of our 3.00% convertible senior subordinated notes due 2025 and the shares of our Class B common stock issuable upon conversion of the notes. You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The information appearing under the heading “Selling securityholders” in the prospectus is hereby amended by the addition or substitution, as applicable, of the following:

Selling Securityholder	Principal amount of notes that may be sold	Percentage of notes outstanding	Number of shares of Class B common stock that may be sold (1)	Percentage of Class B common stock outstanding (2)
Delaware Dividend Income Fund, a series of Delaware Group Equity Funds V (3).......................................	3,240,000	2.82%	247,517	*
DKR SoundShore Opportunity Holding Fund Ltd.............................	4,750,000	4.13%	362,872	1.27%
Fidelity Capital Trust: Fidelity Capital Appreciation Fund (3)(4)..................	3,545,000	3.08%	270,817	*
Fidelity Charles Street Trust: Fidelity Asset Manager: Aggressive (3)(4)...	180,000	*	13,751	*
Putnam Convertible Income – Growth Trust (3)............................................	6,000,000	5.22%	458,365	1.60%
Vicis Capital Master Fund....................	6,000,000	5.22%	458,365	1.60%

* Less than 1%.

(1)	Represents the maximum number of shares of our Class B common stock issuable upon conversion of all of the holder’s notes, based on the Maximum Conversion Rate of 76.3942 shares of our Class B common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment, however, as described in the prospectus under “Description of the notes—Conversion rights—Adjustment to the conversion rate.” As a result, the maximum number of shares of our Class B common stock issuable upon conversion of the notes may increase or decrease in the future.

(2)	Calculated based on 28,201,063 shares of our Class B common stock outstanding as of April 30, 2005. In calculating this amount for each holder, we treated as outstanding the number of shares of our Class B common stock issuable upon conversion of all that holder’s notes, but we did not assume conversion of any other holder’s notes.

(3)	Selling securityholder has identified itself as an affiliate of a broker-dealer. Each such selling securityholder has informed us that: (a) such selling securityholder acquired its notes in the ordinary course of business and (b) at the time that the notes were purchased, the selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute the notes.

(4)	The entity is a registered investment fund (the “Fund”) advised by Fidelity Management & Research Company (“FMR Co.”), a registered investment advisor under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 25,000 shares of our Class A common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, FMR Corp., through its control of FMR Co., and the Fund each has sole power to dispose of the notes and the shares of our Class B common stock issuable upon conversion of the notes owned by the Fund. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Board of Trustees.

Investing in the notes or our Class B common stock involves significant risks. See “Risk factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 29, 2005.